EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281986, No. 333-280120, No. 333-280122, and No. 333-279640) and Form S-8 (No. 333-212652) of Rithm Property Trust Inc. (the “Company”) of our report dated February 18, 2025 (February 17, 2026 as to the effects of the reverse stock split discussed in Notes 1 and 14 and change in reportable segments discussed in Notes 2 and 3), relating to the 2024 consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended 2025.

/s/ Baker Tilly US, LLP

San Francisco, California
February 17, 2026